EXHIBIT 10.3 May 4, 2017 By E-Mail and Regular Mail Mr. Robert Fines 2305 English Village Lane Mountain Brook Al 35223 Re: Offer of Employment Dear Bob: On behalf of Federal Signal Corporation (the “Company”), it is with great pleasure that I present you with the following offer of employment in the position of Vice President and General Manager for the group of businesses within the corporate family of Truck Bodies & Equipment International, Inc. (“TBEI”). You will report to Jennifer Sherman, Chief Executive Officer of the Company. We are delighted to welcome you to Federal Signal and we look forward to the addition of your expertise to our executive leadership team. This offer is contingent upon the closing of the transaction contemplated in the Stock Purchase Agreement (the “Agreement”) between the Company and GenNx/TBEI Holdings, LLC, pursuant to which the Company has agreed to acquire all the outstanding shares of capital stock of GenNx/TBEI Intermediate Co., a Delaware corporation (“Target”), on the terms and conditions set forth in the Agreement (the “Transaction”). In the event the Transaction does not close, this offer is null and void and shall be of no force or effect. The precise terms of our offer are as follows: 1. Start Date. Your employment with the Company will begin upon the closing of the Transaction (the “Start Date”). 2. Duties. You shall perform such duties and responsibilities as are assigned or delegated to you from time to time by the Company’s Chief Executive Officer in her discretion. 3. Base Salary. Your annual base salary will be $400,000 per year, less taxes and withholdings, and will be paid on a semi-monthly basis, unless a more frequent pay period is required by applicable state law. Your annual base salary will remain unchanged during the first three years of your employment with the Company, provided you remain an employee of the Company (or a subsidiary of the Company) in good standing, as determined by the Company, in the same or substantially similar role. Nothing in this paragraph or offer letter alters the at-will nature of your employment.

Mr. Robert Fines May 4, 2017 Page 2 of 6 4. Annual Incentive Bonus. a. You shall continue to be eligible to earn an annual cash bonus at the conclusion of TBEI’s current fiscal year on September 30, 2017, under and pursuant to the current terms of your Fiscal Year 2017 Bonus Plan with TBEI as set forth in the letter to you from Tina Albright dated November 21, 2016. The bonus payment, if any, will not be made until after the Company’s receipt of audited financials and shall occur and no later than March 15, 2018. b. A partial-year bonus opportunity valued at target at $40,000, less taxes and withholdings, will be defined to cover the period from October 1, 2017, to December 31, 2017, which is the end of the Company’s fiscal year. This bonus will be determined by TBEI’s performance against a financial performance target represented by an earnings metric (e.g., EBITDA, operating income). The Company will work with you in good faith to establish the performance targets. The Company and the Compensation and Benefits Committee of its Board of Directors (“CBC”) retains final discretion to establish the precise terms of your partial-year bonus opportunity and applicable financial performance targets. In addition to satisfying applicable performance targets, you must be employed by the Company (or one of its subsidiaries) through the date on which the partial-year bonus is paid to earn and receive the partial-year bonus. The partial-year bonus will be paid in a lump sum no later than March 15, 2018. c. Effective January 1, 2018, you will be eligible to earn an annual cash incentive bonus, which is paid through the STIP in accordance with its terms. In your current position, your target bonus shall be 50% of your annual base salary (i.e., $200,000) with a maximum bonus opportunity of 100% of your annual base salary (i.e., $400,000). The STIP is designed to reward and motivate outstanding performance and is currently based on achievement of annual Company and individual objectives, weighted at 70% and 30% of the bonus opportunity respectively, the precise terms of which are determined in the discretion of the Company’s executive leadership team and the CBC. Generally speaking, for 2018, the Company-based financial objectives shall be determined by: (i) TBEI’s performance relative to financial performance targets represented by an earnings metric (e.g., EBITDA, operating income) established in the Company’s 2018 Annual Operating Plan (“2018 AOP”) (60% of the bonus opportunity); and (ii) the Company’s performance relative to financial performance targets established in the 2018 AOP (10% of the bonus opportunity). As stated, the remaining portion of the bonus opportunity will be determined by your individual performance against individual objectives established by the Company for 2018 in its discretion (30% of the bonus opportunity). In addition to satisfying applicable objectives, you must be employed by the Company on the date bonuses are paid to earn a bonus under the STIP. Bonus determinations and payments are subject to the discretion and approval of the Company’s executive leadership team and the CBC and generally occur in March of the calendar year following the calendar year to which the bonus applies.

Mr. Robert Fines May 4, 2017 Page 3 of 6 d. Your eligibility for an annual cash incentive bonus under the STIP in subsequent calendar years will be communicated to you in writing when such determinations are made by the Company in its discretion. 5. Long-Term Equity Incentive Awards. a. On or near the date the Transaction closes, you will receive an initial grant of performance share units (“PSUs”) under and pursuant to the Company’s 2015 Executive Incentive Compensation Plan (“2015 EICP”). These PSUs will be subject to the terms of the 2015 EICP and an award agreement including a performance and vesting period commencing at the beginning of the first quarterly period following the date on which the Transaction closes and ending three years later (“Performance Period”). At grant, the number of PSUs you will receive will be determined by dividing $750,000 by the closing stock price of a share of Company stock on the effective date of grant. The number of PSUs earned, if any, shall be based on TBEI’s performance against cumulative financial performance targets represented by an earnings metric (e.g., EBITDA, operating income) over the Performance Period, subject to adjustment for items that are not indicative of ongoing results such as extraordinary or non-recurring items, in the discretion of the CBC. The performance targets shall be determined by the CBC in its discretion. Attainment of 80% of the cumulative target will result in payout of 50% of the target PSUs, attainment of 100% of the cumulative target will result in payout of 100% of the target PSUs, and attainment of 120% of the cumulative target will result in payout of 200% of the target PSUs, with straight-line interpolation for performance between the same. In the event the Company terminates your employment other than for “Cause” (as that term is defined in your Amended and Restated Non- Competition and Severance Agreement dated September 30, 2015 with Crysteel Manufacturing, Inc., a subsidiary of TBEI (“Severance Agreement”)), you will be eligible to earn a pro-rata portion of the PSUs based on actual performance measured at the end of the performance period, paid in accordance with the terms of the applicable award agreement. b. In 2018, you will be eligible to receive a long-term equity incentive award under and pursuant to the 2015 EICP, subject to the discretion and approval of the CBC. As currently structured for executives at your level, these awards are split between PSUs (50% of the award), non-qualified stock options (25% of the award), and time-based restricted stock (25% of the award) and have an aggregate grant date value of $125,000. As currently awarded to executives at your level: (a) stock options vest ratably over three years; (b) time- based restricted stock cliff vests in three years; and (c) PSUs are subject to a three-year performance and vesting period. c. In subsequent years, incentive awards, the amount of such awards, and the terms and conditions applicable to such awards, will be made and announced in the discretion of the CBC in connection with its annual grant cycle. d. To receive the foregoing equity incentive awards, you must be employed by the Company and execute and return detailed award agreements which contain the precise terms and conditions of such awards and control in the event of any conflict with this offer letter. Award agreements will be presented to you as soon as administratively feasible prior to the

Mr. Robert Fines May 4, 2017 Page 4 of 6 date of such awards and include a companion Non-Competition, Non-Solicitation, & Confidentiality Agreement (copy enclosed), the execution and return of which is required to receive the awards. 6. Stay Bonus. Should you remain employed with the Company or a subsidiary of the Company in good standing, as determined by the Company, for a period of three years from the Start Date in the same or substantially similar position, you will be paid the sum of $250,000, less taxes and withholdings. For the avoidance of any doubt, should your employment with the Company end prior to such date for any reason or for no reason, whether initiated by the Company or you, you will not earn or be paid any portion of this bonus. In order to be eligible to earn this stay bonus you must also execute and return the enclosed Terms of Employment Agreement on or near the Start Date. Such amount will be paid in a lump sum on the third anniversary of the Start Date (or the first business day thereafter). 7. Car Allowance. You will receive a monthly car allowance of $750 in accordance with the Company’s policy and procedures, subject to modification from time to time in the discretion of the Company. 8. Paid Time Off. You will continue to accrue paid vacation days under TBEI’s policy at the rate of 1.67 vacation days per month worked, up to a maximum of 20 vacation days in a calendar year for your use in that same year of accrual. The Company encourages you to use all your vacation days. You will continue to be eligible for holidays and personal days consistent with TBEI’s policies, as the same may be modified from time to time. The foregoing paid time off may be modified from time to time in the discretion of the Company. Unused vacation days at the end of a calendar year are forfeited, do not carry-over, and are not compensable. 9. Benefits. Subject to the terms of the applicable benefit plan documents, you will continue to be eligible to participate in TBEI’s existing group health and welfare benefit programs. Your participation in these programs will be at cost to you equal to the rates in effect for other active employees, with no subsidy or reimbursement. TBEI’s current benefit plans will remain in effect for the remainder of 2017. Changes made in 2018 or thereafter, if any, will be communicated during the Company’s open enrollment period, which generally occurs in November. You also remain eligible to participate in TBEI’s 401(k) plan and any applicable successor plans in accordance with plan terms. All benefits plans may be discontinued or modified in the discretion of the Company. 10. Severance. You are party to the Severance Agreement. The Severance Agreement provides for the payment of certain severance pay in the event of certain specified employment termination events on or prior to September 30, 2018. On or near the Start Date, the Severance Agreement will be amended by mutual agreement per the amendment procedures contained therein to, among other things, extend the date of September 30, 2018 to the date three years after the Start Date. Except as so amended by mutual agreement, the Severance Agreement shall remain in full force and effect in accordance with its terms. During the three-year period described above, you are not eligible to participate in or receive any benefits under the Company’s Executive General Severance Plan, irrespective of whether the Severance Agreement is formally amended.

Mr. Robert Fines May 4, 2017 Page 5 of 6 11. Policies and Procedures. You shall be subject to the Company’s Standard Practices and Procedures and its policies, including but not limited to its Stock Ownership Guidelines for Executives and Directors and its Insider Trading Policy (copies enclosed), as the same may be modified, amended, discontinued, and/or introduced from time to time in the discretion of the Company. 12. At-Will Employment. This offer is for at-will employment. This means that either you or the Company may choose to end the employment relationship at any time with or without cause, for any lawful reason or for no reason. This offer is not, nor shall it be construed to be, a guarantee or promise of employment for any specified duration. This offer of employment, together with the grant of bonus and equity and cash incentive opportunities, and other consideration herein provided, is expressly conditioned upon you signing and adhering to the enclosed Terms of Employment Agreement and Non-Competition, Non-Solicitation, & Confidentiality Agreement, both of which include post-employment restrictions and obligations owed by you to the Company. By signing this Agreement, you acknowledge and agree that the terms and conditions of your existing contracts and other compensation and benefit arrangements and opportunities with Target and TBEI are superseded, null, and void, unless otherwise stated herein as continuing in effect. You further agree to the amendment of the Severance Agreement, which continues in full force and effect except as to be amended as set forth herein. Bob, we hope you will accept this offer and we look forward to you joining our team. To accept this offer, please return this signed offer letter and the Terms of Employment Agreement to me on or before May 6, 2017. If not accepted by you on or before that date, this offer shall be considered withdrawn. If you have any questions about this offer, please call me at 630-954-2007. Best regards, /s/ Shirley S. Paulson Director, Compensation and Benefits Enclosures: Terms of Employment Agreement, Non-Competition, Non-Solicitation & Confidentiality Agreement, Stock Ownership Guidelines for Executives and Directors, Insider Trading Policy Acceptance: I accept the offer of at-will employment and the other terms set forth above. I further represent and warrant that there were no promises or guarantees made to me that are not contained in this offer letter. /s/ Robert Fines ____May 5, 2017_______________________ Signature Date

Mr. Robert Fines May 4, 2017 Page 6 of 6 *** As amended by the Performance Share Unit Award Agreement dated July 25, 2017 ***